UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2018

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, California	92683
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

1.01 Entry into a Material Definitive Agreement

On October 16, 2018, we (BioLargo, Inc., the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”) with Triton Fund, LP (“Triton”) for a $225,000 bridge loan, and issued a promissory note in the principal amount of $300,000 (the “Triton Note”). The note incurs interest at an annual rate of 5%, and matures January 11, 2019. If we fail to pay the note by January 11, 2019, the maturity date automatically extends for 30 days, and in such event the principal amount of the note will increase by 15%, effective as of the original issuance date. We must repay the note through any financing we close in excess of $3,000,000. In the event of a default, Triton may convert the note at a conversion price equal to one-half of the lowest volume weighted average price of our common stock during the 30 days preceding the conversion. The note is not convertible otherwise.

The Triton Note requires the Company to register the shares of Company common stock issuable upon conversion of the Triton Note in the next registration statement filed by the Company. Failure to register the shares will result in liquidated damages equal to 25% of the outstanding principal balance of the Triton Note.

The Triton Note also provides that, upon the occurrence of certain events of default, the Triton Note becomes immediately due and payable and the principal amount of the Triton Note shall increase to 150% of the current outstanding principal amount plus accrued interest plus additional default interest at an annual rate of 12%. Such events of default include a breach of the representation and warranties, a breach of any covenant, a failure to comply with the reporting requirements of the Securities Exchange Act of 1934, a failure to maintain any intellectual property rights, a change in the transfer agent, any cessation of trading of the Company’s common stock, any default by the Company on any other agreements such as promissory notes to third parties, and the failure to register the common stock issuable upon conversion of the Triton Note within 45 days after the closing date. The Triton Note and the related Purchase Agreement also contain a number of other penalty and damage provisions triggered by certain breaches.

In addition to the note, we issued a stock purchase warrant to Triton (the “Triton Warrant”) allowing Triton to purchase up to an aggregate 1,000,000 shares of our common stock for $0.25 per share, until October 12, 2023. We may “call” the warrant if the closing price of our common stock equals or exceeds $0.50 for 10 consecutive trading days and the shares underlying the warrant are subject to an effective registration statement with the Securities and Exchange Commission. If we call the warrant, Triton would have 30 days to exercise its rights to purchase shares under the warrant or forever forfeit such rights. If the shares underlying the warrant are not registered, Triton may exercise the warrant pursuant to a formula (a “cashless” exercise).

In addition to the foregoing, we donated 150,000 shares of our common stock to the student-run Triton Fund, LLC, a fund-manager founded by undergraduates from the University of California, San Diego and California State University, Northridge that provides students real-world experience investing alongside experienced financial professionals.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing descriptions of the Triton Purchase Agreement, the Triton Note, and the Triton Warrant are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Triton Funds LP Securities Purchase Agreement
10.2	Convertible Promissory Note issued to Triton Funds LP
10.3	Stock Purchase Warrant issued to Triton Funds LP
99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2018	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer